                                                                      EXHIBIT 99


NEWS RELEASE                          For further information
FOR RELEASE AT 4:30 P.M. E.D.T.       Media Contact:         Martin H. Arnold
OCTOBER 21, 1996                                             203-964-4621
                                      Investor Contact:      John A. Doumlele
                                                             203-964-4486


 RAYONIER REPORTS THIRD QUARTER EARNINGS OF 52 CENTS PER SHARE; ANNOUNCES INTENT
                      TO CLOSE PORT ANGELES (WA) PULP MILL


         STAMFORD, CONNECTICUT, October 21, 1996 -- Rayonier (NYSE:RYN) reported third quarter 1996 earnings of $15.6 million, or 52 cents per share, up from second quarter earnings of $15.4 million, or 51 cents per share. The company also said it intends to close its Port Angeles, WA pulp mill by mid-1997 and will take a fourth quarter charge of $79 million after-tax, or $2.63 per share.

         Third quarter 1996 sales were $285 million compared to $297 million in the second quarter, and $334 million in the 1995 third quarter. Third quarter 1995 income was $33 million, or $1.10 per share, excluding a non-recurring gain of $24 million after-tax, or 80 cents per share. For the first nine months income totaled $62 million, or $2.08 per share, on sales of $876 million. During the same period last year income was $85 million or $2.82 per share, on sales of $933 million, excluding the non-recurring gain.

         "Third quarter results reflect tight cost control at all of our operations and recently improved pricing for fluff pulp and lumber," said Ronald
M. Gross, chairman and chief executive. "In addition, we continue to generate very strong EBITDA cash flow, running at an annual rate of about $8 a share through the first three quarters."

 SPECIALTY PULP

         Specialty Pulp operating income was $9 million on sales of $148 million. This was up from second quarter income of $4 million on sales of $139 million, but down from operating income of $39 million on sales of $185 million in the 1995 third quarter. The year-to-year comparison reflects significantly lower 1996 fluff pulp pricing as a result of the sharp inventory correction that took place in late 1995 and early 1996. However, third quarter income was up over the second quarter due to higher shipments and lower costs.

TIMBER AND WOOD PRODUCTS

         Operating income was $26 million, down from $32 million in the second quarter due to typically slower seasonal activity in Rayonier's timber stumpage markets, but flat compared to the 1995 third quarter. Sales of Timber and Wood Products in the 1996 third quarter were $138 million compared to $158 million last quarter and $154 million in the 1995 third quarter. Timber harvest volumes were higher than unusually low year-ago volumes, both in the Northwest and Southeast, helping to offset lower stumpage prices. In New Zealand, volume and prices continued to be affected by soft Asian export markets.

         Lumber products benefited from stronger prices and lower log costs than a year ago.

PORT ANGELES MILL CLOSURE

         The company said it will close its struggling 150,000 ton-per-year Port Angeles mill by the middle of next year. The closing schedule will allow time to transfer customers to its two mills in the Southeast and will help employees transition to new careers.

         The company said that initial results of its ongoing strategic study of its pulp business confirmed that the mill is not competitive in world markets because of high wood costs due to federal environmental restrictions on Northwest timber harvests, viscose pulp capacity additions in lower cost regions of the world, and anticipated large expenditures for new environmental regulations.

         The mill has been unprofitable four out of the past five years and is expected to incur an operating loss of $9 million for 1996, or 20 cents per share after-tax.

         "It is especially difficult to have to close this mill," Gross said. "I have never been around a more dedicated and harder working group of employees. But the high wood costs, in particular, created an insurmountable disadvantage with competitors in lower cost wood regions of the world." Gross said the company, in addition to providing normal severance benefits, will assist employees with job training and placement. The mill has 365 employees.

         The Port Angeles mill is expected to have net plant and equipment with a book value of $85 million at year end. The company said it expects the liquidation of working capital and tax benefits associated with the closure to offset estimated cash closure costs, net of salvage, of $32 million.

TOTAL FOURTH QUARTER CHARGES

         The company announced October 9 that it would take a charge of $80 to $100 million after-tax, or $2.67 to $3.33 per share, in the fourth quarter to comply with an accounting pronouncement by the American Institute of Certified Public Accountants relating to environmental monitoring costs. Rayonier will accrue the cost of future monitoring and administration costs expected to be incurred over the next 25 to 30 years at its discontinued (1986) Southern Wood Piedmont wood treating operations. The annual monitoring costs were being expensed. Over the last three years those costs were approximately $4 million or 8 cents per share annually.

         Total non-recurring charges in the fourth quarter for the accounting change, mill closure and approximately $5 million for other non-strategic assets, will be between $159 and $179 million after-tax, or $5.30 to $5.96 per share.

         The book charges will increase the company's debt-to-capital ratio by about 6 percentage points. As of September 30, the debt-to-capital ratio was 35 percent. The company said it does not expect its borrowing costs or debt ratings to be affected.

OUTLOOK

         "By putting these non-cash charges behind us, we are better positioned to achieve our goals of increasing earnings growth and shareholder value over the long-term," Gross said. "In the near term we see relatively stable markets in Specialty Pulp, and an upturn in Northwest export and domestic log markets should positively affect our timber stumpage sales."

        Rayonier is a global supplier of specialty pulps, timber and wood products. The company has 1.5 million acres of timber in the U.S. and New Zealand. About 60 percent of Rayonier's sales are to international customers in 70 countries. Sales in 1995 were $1.3 billion.

                                     # # #